UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 18, 2009 (December 16, 2009)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□           Written communications pursuant to Rule 425 under the Securities Act
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8:  Other Events

Item 8.01.  Other Events.

On December 16, 2009, U.S. Energy Corp. (the “Company”) closed its previously announced public offering of 5 million shares of common stock at a public offering price of $5.25 per share.  The closing did not include any exercise of the underwriters’ over-allotment option.

Net proceeds from the offering (approximately $24.3 million after deducting underwriting discounts, commissions, and estimated expenses) will be used to fund capital requirements under drilling programs with Brigham Exploration Company, and other joint venture partners, and for other general corporate purposes.

Madison Williams and Company LLC acted as Sole Book-Running and Lead Manager of the public offering.  C.K. Cooper & Company acted as Co-Manager.  Copies of the supplemental prospectus and related base prospectus for the offering, and other documents the Company has filed with the SEC, may be obtained without charge through the SEC’s Web site (www.sec.gov).  Alternatively, copies of the supplemental prospectus and the base prospectus may be obtained from Madison Williams and Company LLC, 527 Madison Avenue, 14th Floor, New York, New York 10022 (telephone 212.317.2700).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: December 18, 2009	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO